Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2024 FOURTH QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 24, 2025) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its fourth quarter 2024 results. On January 22, 2025, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on February 14, 2025, to shareholders of record on February 3, 2025. Net income was $6.2 million for the fourth quarter of 2024 compared to $3.4 million for the third quarter of 2024. The following table presents selected financial performance highlights for the periods indicated:

	Three Months Ended
	December 31,		September 30,	December 31,
	2024		2024	2023
	(in thousands)
		As adjusted (1)
Consolidated net income	$6,186	$3,125	$3,424	$2,395

Earnings per share - basic and diluted	$1.74	$0.86	$0.97	$0.68

Annualized return on average equity	21.10%	10.66%	11.99%	9.33%

Annualized return on average assets	1.32%	0.67%	0.75%	0.53%

Net interest margin	3.03%	3.03%	3.03%	2.85%

(1) Non-GAAP financial measure - Excluding the tax effected impact of the gain on sale of the Old Town Center ("OTC") building as a result of the executed sale-leaseback transaction.

Brandon Lorey, President and CEO, stated, "The Bank of Clarke reported another strong quarter of core earnings for Eagle Financial Services, Inc. ("EFSI") to conclude the year. The team effectively executed on each of our strategic initiatives resulting in a higher net interest margin (NIM), increased deposits, core net loan growth, reduced borrowings, growth in core non-interest income and return on assets (ROA). Additionally, we successfully completed the sale of the Old Town Center building in Winchester, thus unlocking capital for continued expansion. These efforts have further stabilized EFSI's ability to deliver continued value to our shareholders. I would like to extend my personal gratitude to our exceptional staff, whose dedication ensures that our customers remain the focal point of our endeavors, as we continue to serve our clients and communities."

Key highlights for the fourth quarter of 2024 are as follows:

•
Deposit growth of $29.2 million or 1.9% during the quarter.
•
Borrowings decreased by $50.0 million during the quarter to $120.0 million.
•
Sales of $18.6 million and $7.4 million in mortgage and SBA loans, respectively, with a gain on sales of $861 thousand recognized during the quarter.
•
Earnings per share increased by $0.77 for the quarter to $1.74.

Income Statement Review

Net income for the quarter ended December 31, 2024 was $6.2 million reflecting an increase of 80.7% from the quarter ended September 30, 2024 and an increase of 158.3% from the quarter ended December 31, 2023. Net income was $3.4 million for the three-month period ended September 30, 2024 and $2.4 million for the quarter ended December 31, 2023. The increase from the quarters ended September 30, 2024 and December 31, 2023 was due mainly to increases in total noninterest income. Total noninterest income increased primarily due to the sale-leaseback transaction of our OTC branch in Winchester, during the fourth quarter of 2024. Excluding the net of tax impact of the $3.9 million gain recognized during the fourth quarter of 2024 from the sales-leaseback, net income for the quarter ended December 31, 2024 was $3.1 million reflecting a slight decrease of $299 thousand from the quarter ended September 30, 2024 and an increase of $730 thousand or 30.5% from the quarter ended December 31, 2023.

Total loan interest income was $21.1 million for the quarters ended December 31, 2024 and September 30, 2024. Total loan interest income was $19.4 million for the quarter ended December 31, 2023. Total loan interest income increased $1.7 million or 8.9% from the quarter ended December 31, 2023 to the quarter ended December 31, 2024. The increase in loan interest income for the fourth quarter of 2024 compared to the fourth quarter of 2023 is due to the increase in loan volume along with the interest rate environment. Average loans increased from $1.45 billion for the quarter ended December 31, 2023 to $1.48 billion for the quarter ended December 31, 2024. The tax equivalent yield on average loans for the quarter ended December 31, 2024 was 5.70%, an increase of 38 basis points from the 5.32% average yield for the same time period in 2023. The increase in yield was due mainly to loans paying off and being replaced at higher rates due to the current market environment.

Interest and dividend income from the investment portfolio was $879 thousand for the quarter ended December 31, 2024 compared to $873 thousand for the quarter ended September 30, 2024. Interest and dividend income from the investment portfolio was $932 thousand for the quarter ended December 31, 2023. The tax equivalent yield on average investments for the quarter ended December 31, 2024 was 2.57%, up four basis points from 2.53% for the quarter ended September 30, 2024 and down six basis points from 2.63% for the quarter ended December 31, 2023.

Total interest expense was $10.5 million for the three months ended December 31, 2024 and September 30, 2024 and $9.7 million for three months ended December 31, 2023. The increase in interest expense between the quarter ended December 31, 2024 and the quarter ended December 31, 2023 was due to the growth in interest-bearing deposit accounts and the increasing cost of these accounts year over year. The average cost of interest-bearing liabilities increased nine basis points when comparing the quarter ended December 31, 2024 to the quarter ended December 31, 2023. The average balance of interest-bearing liabilities increased $66.4 million from the quarter ended December 31, 2023 to the same period in 2024.

Net interest income for the quarter ended December 31, 2024 was $13.5 million reflecting an increase of 2.6% from the quarter ended September 30, 2024 and an increase of 9.9% from the quarter ended December 31, 2023. Net interest income was $13.2 million and $12.3 million, respectively, for the quarters ended September 30, 2024 and December 31, 2023.

The net interest margin was 3.03% for the quarter ended December 31, 2024. For the quarters ended September 30, 2024 and December 31, 2023, the net interest margin was 3.03% and 2.85%, respectively. The increase in the net interest margin from December 31, 2023 is mainly due to the origination of higher interest earnings assets during 2024. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. This is a non-GAAP financial measure. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

Noninterest income was $8.5 million for the quarter ended December 31, 2024, which represented an increase of $3.3 million or 62.3% from $5.3 million for the three months ended September 30, 2024. Noninterest income for the quarter ended December 31, 2023 was $3.7 million. Total noninterest income increased primarily due to a $3.9 million gain on the sale of the OTC building. Excluding the $3.9 million gain recognized during the fourth quarter of 2024 from the sales-leaseback, noninterest income for the quarter ended December 31, 2024 was $4.6 million reflecting a decrease of $604 thousand from the quarter ended September 30, 2024 and an increase of $985 thousand from the quarter ended December 31, 2023. The decrease in total noninterest income when comparing the third and fourth quarters of 2024 was due largely to a $653 BOLI settlement resulting in gains recognized during the third quarter of 2024. No BOLI settlements were recognized during the fourth quarter of 2024. The increase of total noninterest income when comparing the quarter ended December 31, 2024 to the quarter ended December 31, 2023 was due to more mortgage and SBA loan sale activity, resulting in a $861 thousand gain from those sales for the quarter ended December 31, 2024 compared to $515 thousand for the quarter ended December 31, 2023. In addition, income from the Bank's holdings of Small Business Investment Company (SBIC) increased to $475 thousand for the three months ended December 31, 2024 from $35 thousand for the three months ended December 31, 2023, respectively.

Noninterest expense increased $665 thousand, or 5.2%, to $13.6 million for the quarter ended December 31, 2024 from $12.9 million for the quarter ended September 30, 2024. Noninterest expense was $13.3 million for the quarter ended December 31, 2023, representing an increase of $275 thousand or 2.1% when comparing the quarter ended December 31, 2024 to the quarter ended December 31, 2023. A $425 thousand or 5.6% increase in salaries and benefits expenses was noted between December 31, 2024 and September 30, 2024. This is mainly due to increased insurance costs and increased incentive accruals as employees surpassed established goals. The increase from the quarter ended December 31, 2023 to the quarter ended December 31, 2024 was largely due to increased commissions expense within the salaries and benefits expenses category. Commissions expenses were higher during the fourth quarter of 2024 due to increased sales activity for mortgage and SBA loans.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $2.5 million or 0.13% of total assets at September 30, 2024 to $3.0 million or 0.16% of total assets at December 31, 2024. Nonperforming assets were $6.1 million or 0.34% of total assets at December 31, 2023. Total nonaccrual loans were $2.1 million at December 31, 2024 and $2.3 million at September 30, 2024. Nonaccrual loans were $5.6 million at December 31, 2023. Nonaccrual loans, and in turn nonperforming assets, decreased between December 31, 2023 and December 31, 2024 due to loan payoffs. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned and repossessed assets was $514 thousand, $99 thousand and $304 thousand at December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

The Company realized $486 thousand in net charge-offs for the quarter ended December 31, 2024 compared to $1.2 million for the three months ended September 30, 2024. During the three months ended December 31, 2023, $383 thousand in net charge-offs were recognized. The majority of the charge-offs recognized during the third and fourth quarters of 2024 were related to a limited number of loans in the marine portfolio and does not reflect a systemic performance issue within the portfolio.

The amount of provision for credit losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $351 thousand in provision for credit loss for the quarter ended December 31, 2024. The Company recognized provision for credit losses of $1.5 million and $366 thousand for the quarters ended September 30, 2024 and December 31, 2023, respectively. The provision for the quarter ended September 30, 2024 was mainly needed due to the larger net charge-offs during the quarter coupled with $34.6 million in total loan growth. The provision for the quarters ended December 31, 2024 and December 31, 2023 was mainly needed to replenish the allowance for credit losses from smaller net charge-offs.

The ratio of allowance for credit losses to total loans was 1.02% and 1.03% at December 31, 2024 and September 30, 2024, respectively. The ratio of allowance for credit losses to total loans was 0.99% at December 31, 2023. The ratio of allowance for credit losses to total nonaccrual loans was 725.24% and 652.86% at December 31, 2024 and September 30, 2024, respectively. The ratio of allowance for credit losses to total nonaccrual loans was 256.74% at December 31, 2023. The ratio of allowance for credit losses to nonaccrual loans was lower at December 31, 2023 due to a higher amount of nonaccrual loans. Several large nonaccrual loan relationship have paid off since December 31, 2023. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at December 31, 2024 was $1.87 billion, which represented a slight decrease of $15.5 million or 0.82% from total assets of $1.88 billion at September 30, 2024. At December 31, 2023, total consolidated assets were $1.83 billion. Total assets decreased during the fourth quarter of 2024 due mainly to net loans declining by $16.0 million. Total asset growth between December 31, 2023 and December 31, 2024 was largely attributed to $63.7 million growth in cash and due from banks that was funded by strong deposit growth of $68.8 million during the same period.

Total net loans decreased $16.0 million from $1.47 billion at September 30, 2024 to $1.45 billion at December 31, 2024 driven largely by marine run-off of $15.8 million and mortgage run-off of $4.5 million. During the quarter ended December 31, 2024, through the normal course of business, $18.6 million in mortgage loans were sold on the secondary market. These loan sales resulted in net gains of $308 thousand. During the quarter ended September 30, 2024, $14.9 million in mortgage loans were sold on the secondary market. These loan sales resulted in net gains of $257 thousand.

Total deposits increased to $1.58 billion as of December 31, 2024 when compared to September 30, 2024 deposits of $1.55 billion. At December 31, 2023 total deposits were $1.51 billion. During the fourth quarter of 2024, total deposits increased $29.2 million. The majority of this increase was due to savings and interest bearing demand deposit balances increasing by $23.7 million. Year over year deposits increased $68.8 million. The majority of the growth was in time deposits. Core deposit growth for the quarter and year ended December 31, 2024 was $8.0 million and $23.9 million, respectively. Core deposits consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and time deposits less than $250 thousand. At December 31, 2024, over 75% of deposits were fully FDIC insured.

Liquidity

The objective of the Company’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of December 31, 2024, the Company’s uninsured deposits were approximately $188.5 million, or 12.0% of total deposits.

The Company’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks, loans with a maturity less than one year and nonpledged securities available for sale, were $335.9 million and borrowing availability was $410.1 million as of December 31, 2024, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $557.5 million. Liquid assets have increased by $25.2 million during the fourth quarter due to an increase in loans with a maturity less than one year. In addition to deposits, the Company utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home loan Bank of Atlanta (FHLB) as well as federal funds purchased from Community Bankers Bank may be used to fund the Company’s day-to-day operations. Long-term borrowings include FHLB advances as well as subordinated debt. Total borrowings decreased to $149.5 million at December 31, 2024 from $194.4 million at December 31, 2023. Borrowings decreased $50.2 million from $199.7 million at September 30, 2024. These decreases were primarily due to strong deposit growth and slowing loan growth.

Additional sources of liquidity available to the Company include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends

On January 22, 2025, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on February 14, 2025, to shareholders of record on February 3, 2025. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $10.6 million at December 31, 2024, compared to December 31, 2023, due primarily to net income and partially offset by dividends paid on the Company’s common stock.

The Company’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company. The accumulated other comprehensive loss related to the Company’s securities available for sale increased to $18.6 million at December 31, 2024 compared to $18.0 million at December 31, 2023 due primarily to fluctuations in debt security market interest rates.

As of December 31, 2024, the most recent notification from the FDIC categorized the Bank of Clarke as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at December 31, 2024, Bank of Clarke was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, Bank of Clarke must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules. The Bank of Clarke exceeded these ratios at December 31, 2024.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of period-to-period operating performance and the impact of non-recurring expenses on the Bank’s ratios. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to Non-GAAP performance measures which may be presented by other companies.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS (unaudited)

	For the Three Months Ended
(Dollars in thousands, except per share data)	4Q24	3Q24	2Q24	1Q24	4Q23
Net Income	$6,186	$3,424	$3,185	$2,548	$2,395
Earnings per share, basic	$1.74	$0.97	$0.89	$0.72	$0.68
Earnings per share, diluted	$1.74	$0.97	$0.89	$0.72	$0.68
Return on average total assets	1.32%	0.75%	0.72%	0.58%	0.53%
Return on average total equity	21.10%	11.99%	11.76%	9.43%	9.33%
Dividend payout ratio	17.82%	30.93%	33.71%	41.67%	43.48%
Fee revenue as a percent of total revenue (1)	12.79%	17.11%	17.57%	18.11%	17.32%
Net interest margin (2)	3.03%	3.03%	2.92%	3.00%	2.85%
Yield on average earning assets	5.39%	5.45%	5.22%	5.28%	5.10%
Rate on average interest-bearing liabilities	3.18%	3.27%	3.14%	3.10%	3.09%
Net interest spread	2.21%	2.18%	2.08%	2.18%	2.01%
Tax equivalent adjustment to net interest income	$28	$28	$29	$29	$29
Non-interest income to average assets	1.81%	1.15%	0.97%	0.78%	0.80%
Non-interest expense to average assets	2.88%	2.81%	2.82%	2.80%	2.92%
Efficiency ratio (3)	74.58%	71.34%	77.00%	77.73%	83.01%

(1) Fee revenue as a percentage of total revenue is calculated by dividing the sum of wealth management fees, service charges on deposit accounts and other service charges and fees by the sum of net interest income and non-interest income.

(2) Non-GAAP financial measure - The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3) Non-GAAP financial measure - The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio, the gain on the sale of OTC and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER (unaudited)

(Dollars in thousands, except per share data)	4Q24	3Q24	2Q24	1Q24	4Q23
BALANCE SHEET RATIOS
Loans to deposits	93.14%	95.95%	97.34%	97.63%	97.10%
Average interest-earning assets to average-interest bearing liabilities	134.93%	135.10%	136.75%	135.92%	137.35%
PER SHARE DATA
Dividends	$0.31	$0.30	$0.30	$0.30	$0.30
Book value	33.52	33.20	31.24	30.28	30.78
Tangible book value	33.52	33.20	31.24	30.28	30.78
SHARE PRICE DATA
Closing price	$36.40	$32.40	$32.99	$29.85	$30.00
Diluted earnings multiple(1)	5.23	8.35	9.27	10.36	11.03
Book value multiple(2)	1.09	0.98	1.06	0.99	0.97
COMMON STOCK DATA
Outstanding shares at end of period	3,549,581	3,549,581	3,556,844	3,557,229	3,520,894
Weighted average shares outstanding	3,549,581	3,552,026	3,556,935	3,557,203	3,520,894
Weighted average shares outstanding, diluted	3,549,581	3,552,026	3,556,935	3,557,203	3,520,894
CREDIT QUALITY
Net charge-offs (recoveries) to average loans	0.03%	0.08%	(0.02)%	0.04%	0.03%
Total non-performing loans to total loans	0.17%	0.16%	0.20%	0.32%	0.40%
Total non-performing assets to total assets	0.16%	0.13%	0.18%	0.28%	0.34%
Non-accrual loans to:
total loans	0.14%	0.16%	0.19%	0.29%	0.39%
total assets	0.11%	0.12%	0.15%	0.23%	0.31%
Allowance for credit losses to:
total loans	1.02%	1.03%	1.04%	1.00%	0.99%
non-performing assets	506.30%	605.82%	458.72%	290.00%	236.43%
non-accrual loans	725.24%	652.86%	555.46%	347.64%	256.74%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days	$382	$83	$167	$411	$181
Non-accrual loans	2,072	2,344	2,703	4,156	5,645
Other real estate owned and repossessed assets	514	99	403	415	304
NET LOAN CHARGE-OFFS (RECOVERIES):
Loans charged off	$585	$1,382	$172	$705	$427
(Recoveries)	(99)	(145)	(424)	(185)	(44)
Net charge-offs (recoveries)	486	1,237	(252)	520	383
PROVISION FOR CREDIT LOSSES ON LOANS	$210	$1,525	$315	$475	$366
ALLOWANCE FOR CREDIT LOSSES	15,027	15,303	15,014	14,448	14,493

(1) The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2) The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 12/31/2024	Unaudited 09/30/2024	Unaudited 06/30/2024	Unaudited 03/31/2024	* 12/31/2023
Assets
Cash and due from banks	$13,129	$15,418	$15,202	$12,887	$15,417
Interest-bearing deposits with other institutions	162,595	162,187	45,977	55,393	96,649
Federal funds sold	17,435	3,586	62,476	59,353	26,287
Securities available for sale, at fair value and restricted stock	128,887	140,018	138,269	141,106	147,011
Loans held for sale	2,660	3,657	3,058	1,593	1,661
Loans, net of allowance for credit losses	1,452,022	1,468,025	1,433,920	1,424,604	1,448,193
Bank premises and equipment, net	14,339	18,101	18,114	17,954	18,108
Bank owned life insurance	30,621	30,361	30,103	29,843	29,575
Other assets	44,527	40,348	43,286	40,168	42,696
Total assets	$1,866,215	$1,881,701	$1,790,405	$1,782,901	$1,825,597
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$406,180	$413,615	$415,017	$424,869	$436,619
Savings and interest bearing demand deposits	679,330	655,601	647,358	666,730	656,439
Time deposits	489,646	476,720	426,209	382,343	413,264
Total deposits	$1,575,156	$1,545,936	$1,488,584	$1,473,942	$1,506,322
Federal funds purchased	—	244	302	347	—
Federal Home Loan Bank advances, short-term		—	—	10,000	—
Federal Home Loan Bank advances	120,000	170,000	145,000	145,000	165,000
Subordinated debt, net	29,512	29,495	29,478	29,461	29,444
Other liabilities	22,560	18,182	15,926	16,446	16,452
Total liabilities	$1,747,228	$1,763,857	$1,679,290	$1,675,196	$1,717,218

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,714	8,714	8,707	8,705	8,660
Surplus	14,901	14,633	14,604	14,368	14,280
Retained earnings	114,012	108,927	106,567	104,449	103,445
Accumulated other comprehensive (loss)	(18,640)	(14,430)	(18,763)	(19,817)	(18,006)
Total shareholders' equity	$118,987	$117,844	$111,115	$107,705	$108,379
Total liabilities and shareholders' equity	$1,866,215	$1,881,701	$1,790,405	$1,782,901	$1,825,597

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA (unaudited)

(dollars in thousands)

	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Mortgage real estate loans:
Construction & Secured by Farmland	$95,200	$97,170	$81,609	$82,692	$84,145
HELOCs	50,646	50,452	46,697	46,329	47,674
Residential First Lien - Investor	105,910	106,323	112,790	113,813	117,431
Residential First Lien - Owner Occupied	194,065	198,570	187,807	181,323	178,180
Residential Junior Liens	11,184	11,956	12,387	12,690	12,831
Commercial - Owner Occupied	272,236	273,249	257,675	254,744	251,456
Commercial - Non-Owner Occupied & Multifamily	367,680	357,351	352,892	344,192	348,879
Commercial and industrial loans:
BHG loans	3,566	3,810	4,284	4,740	5,105
SBA PPP loans	28	34	39	45	51
Other commercial and industrial loans	106,749	107,320	102,345	95,327	102,672
Marine loans	210,095	225,902	236,890	247,042	251,168
Triad Loans	22,894	23,616	24,579	25,335	25,877
Consumer loans	8,123	8,447	9,497	9,194	16,542
Overdrafts	309	215	257	1,559	253
Other loans	11,911	11,932	11,951	12,466	12,895
Total loans	$1,460,596	$1,476,347	$1,441,699	$1,431,491	$1,455,159
Net deferred loan costs and premiums	6,453	6,981	7,235	7,561	7,527
Allowance for credit losses on loans	(15,027)	(15,303)	(15,014)	(14,448)	(14,493)
Net loans	$1,452,022	$1,468,025	$1,433,920	$1,424,604	$1,448,193

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands)

	Three Months Ended					Year Ended
						December 31,
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	2024	2023
Interest and Dividend Income
Interest and fees on loans	$21,148	$21,143	$19,525	$19,963	$19,420	$81,779	$75,520
Interest on federal funds sold	5	11	68	39	71	123	160
Interest and dividends on securities available for sale:
Taxable interest income	713	712	739	758	771	2,922	3,141
Interest income exempt from federal income taxes	4	4	3	5	4	16	16
Dividends	162	157	155	156	157	630	523
Interest on deposits in banks	1,962	1,659	1,248	982	1,583	5,851	3,733
Total interest and dividend income	$23,994	$23,686	$21,738	$21,903	$22,006	$91,321	$83,093
Interest Expense
Interest on deposits	$8,496	$8,419	$7,515	$7,424	$7,658	$31,854	$23,630
Interest on federal funds purchased	—	—	—	—	—	—	70
Interest on Federal Home Loan Bank advances	1,645	1,756	1,712	1,710	1,714	6,823	7,720
Interest on subordinated debt	354	354	355	354	354	1,417	1,417
Total interest expense	$10,495	$10,529	$9,582	$9,488	$9,726	$40,094	$32,837
Net interest income	$13,499	$13,157	$12,156	$12,415	$12,280	$51,227	$50,256
Provision For Credit Losses	351	1,544	181	475	366	2,551	1,649
Net interest income after provision for credit losses	$13,148	$11,613	$11,975	$11,940	$11,914	$48,676	$48,607
Noninterest Income
Wealth management fees	$1,380	$1,515	$1,273	$1,456	$1,315	$5,624	$4,926
Service charges on deposit accounts	508	518	456	454	467	1,936	1,810
Other service charges and fees	929	1,117	1,164	969	979	4,179	4,413
(Loss) gain on the sale of marine finance assets	—	—	—	—	(28)	—	435
Gain (loss) on the sale of bank premises and equipment	3,874	—	(11)	—	—	3,863	14
Gain on sale of loans held-for-sale	861	627	492	161	515	2,141	1,428
Small business investment company income	475	496	259	127	35	1,357	385
Bank owned life insurance income	260	930	523	268	171	1,981	713
Other operating income	234	48	149	45	208	476	656
Total noninterest income	$8,521	$5,251	$4,305	$3,480	$3,662	$21,557	$14,780
Noninterest Expenses
Salaries and employee benefits	$7,973	$7,548	$7,353	$7,185	$7,849	$30,059	$30,306
Occupancy expenses	508	530	470	569	581	2,077	2,202
Equipment expenses	456	427	401	373	320	1,657	1,299
Advertising and marketing expenses	309	247	245	237	291	1,038	1,157
Stationery and supplies	54	35	32	24	44	145	191
ATM network fees	371	406	373	380	421	1,530	1,563
Other real estate owned expenses	—	—	—	—	—	—	5
(Gain) on the sale of other real estate owned	—	—	—	—	—	—	(7)
Loss on the sale of repossessed assets	—	204	—	—	—	204	—
FDIC assessment	330	343	351	409	478	1,433	1,585
Computer software expense	388	226	221	233	373	1,068	1,360
Bank franchise tax	342	342	338	331	339	1,353	1,255
Professional fees	640	408	511	506	577	2,065	2,540
Data processing fees	616	679	558	565	513	2,418	1,935
Other operating expenses	1,568	1,495	1,657	1,565	1,494	6,285	7,363
Total noninterest expenses	$13,555	$12,890	$12,510	$12,377	$13,280	$51,332	$52,754
Income before income taxes	$8,114	$3,974	$3,770	$3,043	$2,296	$18,901	$10,633
Income Tax Expense (Benefit)	1,928	550	585	495	(99)	3,558	1,276
Net income	$6,186	$3,424	$3,185	$2,548	$2,395	$15,343	$9,357
Earnings Per Share
Net income per common share, basic	$1.74	$0.97	$0.89	$0.72	$0.68	$4.32	$2.66
Net income per common share, diluted	$1.74	$0.97	$0.89	$0.72	$0.68	$4.32	$2.66

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates (unaudited)

(dollars in thousands)

	For the Three Months Ended
	December 31, 2024			December 31, 2023
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$135,391	$874	2.57%	$139,978	$928	2.63%
Tax-Exempt (1)	497	5	4.04%	485	5	4.13%
Total Securities	$135,888	$879	2.57%	$140,463	$933	2.63%
Loans:
Taxable	$1,466,603	$21,047	5.71%	$1,434,928	$19,316	5.34%
Non-accrual	2,355	—	—%	5,452	—	—%
Tax-Exempt (1)	10,153	129	5.04%	10,602	132	4.95%
Total Loans	$1,479,111	$21,176	5.70%	$1,450,982	$19,448	5.32%
Federal funds sold and interest-bearing deposits in other banks	158,193	1,966	4.94%	122,502	1,654	5.36%
Total earning assets	$1,773,192	$24,021	5.39%	$1,713,947	$22,035	5.10%
Allowance for credit losses	(15,299)			(14,420)
Total non-earning assets	110,704			103,876
Total assets	$1,868,597			$1,803,403
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$267,207	$1,527	2.27%	$258,935	$1,582	2.42%
Money market accounts	268,846	1,557	2.30%	257,360	1,297	2.00%
Savings accounts	131,541	37	0.11%	140,445	42	0.12%
Time deposits:
$250,000 and more	171,735	1,976	4.58%	148,133	1,758	4.71%
Less than $250,000	303,617	3,399	4.45%	267,873	2,979	4.41%
Total interest-bearing deposits	$1,142,946	$8,496	2.96%	$1,072,746	$7,658	2.83%
Federal funds purchased	5	—	n/m	—	—	—%
Federal Home Loan Bank advances	141,739	1,644	4.62%	145,652	1,714	4.67%
Subordinated debt	29,501	354	4.78%	29,434	354	4.78%
Total interest-bearing liabilities	$1,314,191	$10,494	3.18%	$1,247,832	$9,726	3.09%
Noninterest-bearing liabilities:
Demand deposits	418,505			432,767
Other Liabilities	19,245			20,948
Total liabilities	$1,751,941			$1,701,547
Shareholders' equity	116,656			101,856
Total liabilities and shareholders' equity	$1,868,597			$1,803,403
Net interest income		$13,527			$12,309
Net interest spread			2.21%			2.01%
Interest expense as a percent of average earning assets			2.35%			2.25%
Net interest margin			3.03%			2.85%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income (unaudited)

(dollars in thousands)

	Three Months Ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
GAAP Financial Measurements:
Interest Income - Loans	$21,148	$21,143	$19,525	$19,963	$19,420
Interest Income - Securities and Other Interest-Earnings Assets	2,846	2,543	2,213	1,940	2,586
Interest Expense - Deposits	8,496	8,419	7,515	7,424	7,658
Interest Expense - Other Borrowings	1,999	2,110	2,067	2,064	2,068
Total Net Interest Income	$13,499	$13,157	$12,156	$12,415	$12,280
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$27	$27	$28	$28	$28
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	1	1	1	1
Total Tax Benefit on Tax-Exempt Interest Income	$28	$28	$29	$29	$29
Tax-Equivalent Net Interest Income	$13,527	$13,185	$12,185	$12,444	$12,309